EXHIBIT 99.2


FOR IMMEDIATE RELEASE                       Investor Contact:
                                            Martha Lindeman    312-373-2430

                                            Media Contact:
                                            Rebecca Theim      312-373-2445


               PLAYBOY ENTERPRISES, INC. COMPLETES ACQUISITION OF
                       SPICE ENTERTAINMENT COMPANIES, INC.

         CHICAGO, March 15, 1999 -- Playboy Enterprises, Inc. (PLA-NYSE) today announced that it has completed the acquisition of Spice Entertainment Companies, Inc. (SPZE-NASDAQ). Playboy acquired all of the outstanding shares of Spice for cash and Playboy stock. The total transaction value, including the assumption of debt, was approximately $105 million. For each share of Spice, stockholders will receive:

         o     $3.60 in cash;
         o     0.1133 shares of Playboy Class B Common Stock; and
         o     0.125 shares of Directrix Common Stock.

         Directrix, Inc. is a former subsidiary of Spice that owns Spice's digital operations center, an option to acquire Emerald Media, Inc., and certain rights to Spice's library of adult films.

                                      ****

         Playboy Enterprises, Inc. is an international media and entertainment company that publishes PLAYBOY magazine in the United States and licenses editions internationally, develops and markets other branded media products, including newsstand specials, calendars, books, CD-ROMs and Internet sites; creates and distributes programming for domestic pay television, worldwide home video and international television; markets the Playboy trademarks on apparel, accessories and products sold around the world; operates a direct marketing business, including the CRITICS' CHOICE VIDEO, COLLECTORS' CHOICE MUSIC and PLAYBOY catalogs; and will open the Playboy Casino & Beach Hotel on the Greek island of Rhodes.

         Spice Entertainment Companies is a leading provider of adult television entertainment throughout the world.